Exhibit 99.1

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors

City Office REIT, Inc.

We have audited the accompanying statement of revenues and certain expenses of Bloc 83 (the Property) for the year ended December 31, 2020, and the related notes (the Statement).

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of the Statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses described in Note 2 to the Statement for the year ended December 31, 2020, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to Note 2 to the Statement, which describes that the Statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the filing of Form 8-K/A of City Office REIT, Inc.) and is not intended to be a complete presentation of Bloc 83’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

February 25, 2022

BLOC 83

STATEMENTS OF REVENUES AND CERTAIN EXPENSES

(in thousands)

	Year Ended December 31, 2020	Nine Months Ended September 30, 2021 (unaudited)
Revenues:
Rental and other revenues	$9,177	$8,700

Total Revenues	9,177	8,700

Certain Expenses:
Property operating expenses	2,402	2,362

Total Certain Expenses	2,402	2,362

Revenues in Excess of Certain Expenses	$6,775	$6,338

See accompanying notes to statement of revenues and certain expenses.

BLOC 83

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1. Organization

The accompanying statements of revenues and certain expenses include the operations of Bloc 83 (the “Property”). The Property is a two-building office complex located in the Glenwood South submarket in Raleigh, North Carolina. During the periods presented, one of the office buildings was under development.

2. Basis of Presentation and Significant Accounting Policies

The accompanying statement of revenues and certain expenses (the “statement”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statement is not intended to be a complete presentation of the revenues and expenses of the Property. Accordingly, the statements exclude expenses not directly related to the future operations of the Property such as depreciation and amortization, amortization of intangible assets and liabilities, asset management fees, finance costs, and other costs not directly related to the proposed future operations of the property.

Revenue Recognition

Minimum rental revenue is recognized on a straight-line basis over the term of the leases. The leases provide for the reimbursement by the tenants of real estate taxes, insurance and certain property operating expenses to the owner of the Property. These reimbursements are recognized as revenue in the period the expenses are incurred.

To record revenue on a straight-line basis during the year ended December 31, 2020 and nine months ended September 30, 2021, rental income increased $853,551 and $1,570,812 (unaudited), respectively.

Use of Estimates

The preparation of the statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement and accompanying notes. Actual results could differ from those estimates.

3. Rental and other revenues

The Property’s total revenue includes fixed base rental payments provided under the lease and variable payments which principally consist of tenant expense reimbursements for certain property operating expenses. The Property is leased to tenants classified as operating leases with expiration dates ranging from 2026 to 2035. Rental income related to such leases is recognized on a straight-line basis over the remaining lease term. For the year ended December 31, 2020 and nine months ended September 30, 2021, four tenants accounted for approximately 81% and 82% (unaudited) of the Property’s rental income, respectively. The minimum rental amounts due under the leases are subject to scheduled fixed increases.

BLOC 83

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

The future minimum rents to be received over each of the next five years and thereafter under the non-cancelable operating leases in effect as of September 30, 2021 are as follows (in thousands):

2021 (three months ending December 31, 2021)	$2,360
2022	10,741
2023	11,616
2024	11,909
2025	12,210
Thereafter	87,933

Total	$136,769

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses which are in excess of a base year operating expense amount. These reimbursements are excluded from the amounts above.

4. Commitments and Contingencies

The Property is obligated under certain tenant leases to fund tenant improvements and the expansion of the underlying leased properties.

5. Subsequent Events

We have evaluated subsequent events through to February 25, 2022. The Property was acquired by City Office REIT, Inc. on December 31, 2021, from a non-affiliated third party for approximately $330.0 million.

4